Exhibit 99.1
Zonagen Reports First Quarter 2006 Financial Results
THE WOODLANDS, Texas—(BUSINESS WIRE)—May 1, 2006—Zonagen, Inc. (Nasdaq:ZONA) (PCX:ZONA) today reported financial results for the first quarter ended March 31, 2006; announced its 2006 Annual Meeting of Stockholders to be held in New York City on May 2, 2006; and provided an update on clinical development programs.
Financial Results
Total revenues for the three-month period ended March 31, 2006 were $174,000 as compared to $112,000 for the same prior-year period, an increase of 55%. The increase in revenues is primarily due to an increase in interest rates on the Company’s invested cash reserves.
Research and development (“R&D”) expenses for the three-month period ended March 31, 2006 were $1.8 million as compared to $1.2 million for the same prior-year period, an increase of 46%. R&D expenses primarily consist of clinical regulatory affairs activities and preclinical and clinical study development expenses. The increase in R&D expenses for the quarter is primarily due to an increase of $351,000 and $145,000 related to our clinical development programs for Androxal(TM) and Proellex(TM), respectively, and an increase in non-cash stock compensation expense of $23,000 due to the adoption of SFAS No. 123(R).
General and administrative expenses for the three-month period ended March 31, 2006 were $610,000 as compared to $431,000 for the same prior-year period, an increase of 42%. The increase in expenses for the quarter is primarily due to an increase in non-cash stock compensation expense of $130,000 due to the adoption of SFAS No. 123(R) and an increase in investor relations costs of $74,000, offset by a decrease in costs associated with strategic administrative fees in the amount of $35,000.
Net loss for the three-month period ended March 31, 2006 was ($2.2) million or ($0.22) per share as compared to a net loss of ($1.6) million or ($0.19) per share for the same prior-year period. The increase in loss per share for the quarter was primarily due to increased clinical development activities relating to both Androxal and Proellex.
The Company had cash, cash equivalents and marketable securities of approximately $14.9 million at March 31, 2006 as compared to $23.2 million in the prior-year period and had 10,145,962 shares outstanding.
First Quarter 2006 Clinical Development Highlights
— Zonagen initiated a Phase 3 clinical study of Androxal(TM), the Company’s investigational, once-a-day oral therapy for the treatment of testosterone deficiency resulting from a condition known as secondary hypogonadism. As announced in January, the 200 patient trial is being conducted in the U.S. and will enroll patients at up to 20 clinical sites. Initial interim three-month data from this six-month study is not expected before the fourth quarter of 2006.

— In February the Company announced results of an open-label study of Androxal in 13 men with normal, borderline or low testosterone. This safety study was undertaken to determine if treatment with Androxal could result in supra-normal levels of testosterone, as observed with some currently available testosterone-replacement therapies. At the conclusion of the trial, following administration of 25 mg of Androxal for two weeks, all study subjects, including those that had normal testosterone levels at the start of the study, exhibited average testosterone levels within the normal range.
— Zonagen initiated a Phase 2 endometriosis study of Proellex(TM), the Company’s investigational treatment of symptoms associated with uterine fibroids and endometriosis. As discussed in March, this European Phase 2 study will enroll 40 women with endometriosis and compare three doses of double-blinded Proellex against open label Lupron(R), the current standard of care, for up to six months of treatment. Initial interim three-month data from this study is not expected before the fourth quarter of 2006.
— Zonagen also continued to enroll patients in its previously announced 150 patient U.S. Phase 2 study of Proellex(TM) for the treatment of uterine fibroids. Initial data from this three-month study is not expected before the fourth quarter of 2006.
“Zonagen accomplished much this quarter, as demonstrated by these important clinical announcements, while maintaining our conservative fiscal spend,” commented Joseph S. Podolski, President & CEO of Zonagen. Mr. Podolski continued, “We remain as committed to maintaining shareholder value as we are to the rapid, responsible clinical development of our pipeline.”
2006 Annual Meeting of Stockholders
The 2006 Annual Meeting of Stockholders of Zonagen, Inc. will be held on Tuesday, May 2, 2006, at 12 p.m. Eastern Time, at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York. The Company has distributed a Notice of the Annual Meeting, Proxy Statement and form of Proxy to stockholders of record for the meeting.
As previously announced, Zonagen intends to seek stockholder approval at this meeting to change the Company’s name to Repros Therapeutics Inc. to more accurately reflect the Company’s focus on therapeutics for reproductive disorders.
About Zonagen
Zonagen is engaged in the development of pharmaceutical products that address serious conditions of the male and female reproductive systems. Proellex, the Company’s lead compound is an antiprogestin currently being studied in a U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects approximately 13 million women in the U.S. and results in 600,000 hysterectomies each year. Proellex is also being studied in a European Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. Androxal, the Company’s other program in late clinical development is designed to restore testosterone production and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency, a condition that has been linked to osteoporosis, low libido and reduced muscle mass in men.
For more information, please visit www.zonagen.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex(TM), uncertainty relating to Zonagen’s patent portfolio and such other risks which are identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2005. This document is available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
ZONAGEN, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Revenues
Research and development grants	$—	$4
Interest income	174	108
Other	—	—

Total revenues	174	112

Expenses
Research and development	1,808	1,236
General and administrative	610	431

Total expenses	2,418	1,667

Net loss	$(2,244)	$(1,555)

Net loss per share	$(0.22)	$(0.19)

Shares used in loss per share calculation:
Basic	10,140	8,326
Diluted	10,140	8,326

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents	$4,587	$2,165
Marketable securities	10,356	14,667
Other currents assets	197	231
Fixed assets (net)	64	19
Other assets (net)	638	600

Total assets	$15,842	$17,682

Accounts payable and accrued expenses	$772	$727
Stockholders’ equity	15,070	16,955

Total liabilities and stockholders’ equity	$15,842	$17,682

Contacts
Zonagen, Inc.
Joseph S. Podolski, 281-719-3447
or
Porter Novelli Life Sciences
Aline Schimmel, 212-601-8278